Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Media
(609) 419-2060
Investors
(609) 452-4807
www.covance.com

COVANCE ELECTS JOSEPH C. SCODARI TO COMPANY’S BOARD OF DIRECTORS

Princeton, New Jersey, May 8, 2007 – Covance Inc. [NYSE: CVD] today announced that it has elected Joseph C. Scodari to its Board of Directors.

“We are very pleased to have Joe Scodari join our Board of Directors. He has enjoyed a distinguished 34-year career as a key leader in the pharmaceutical and biotechnology industries, and he has a proven track record of driving growth in large, complex global healthcare businesses,” said Joe Herring, Covance chairman and CEO. “In addition, Mr. Scodari’s expertise in strategy development and pharmaceutical R&D will help us further strengthen our large client partnerships and enhance our ability to provide productivity solutions that matter.”

“Covance’s market leadership and broad service offerings position it well to help pharmaceutical companies reduce the time and cost of drug development,” Mr. Scodari said. “I look forward to working with Joe and the esteemed group of board members to take advantage of the significant market opportunities in the drug development services industry and continue to drive the company’s growth.”

Mr. Scodari was recently the worldwide chairman of the Johnson & Johnson (J&J) Pharmaceuticals Group. In this role, he led efforts to improve research and development productivity and build a more robust pipeline. He was also a member of the J&J executive committee and a corporate officer.  Before Mr. Scodari was appointed worldwide chairman of J&J’s pharmaceutical business in 2005, he was the company group chairman of J&J’s global biopharmaceuticals business and was responsible for commercial activities in biotechnology and for specialty businesses in oncology and virology.  Under his leadership, Tibotec Therapeutics launched PREZISTA® (darunavir), the company’s first entry into the HIV market. Previously, Mr. Scodari served as company group chairman for the North America pharmaceuticals business, which included management responsibility for Ortho-McNeil, Janssen Pharmaceutica, and Janssen-Ortho Inc., Canada.  Prior to these roles, he served as president and COO, and as a director of Centocor, Inc. and led the organization’s transformation from a focus on research and development to a fully integrated biopharmaceutical company.  Mr. Scodari has also held leadership positions in Rhone-Poulenc Rorer Pharmaceuticals and Sterling Drug, Inc.

Mr. Scodari recently served as the vice chairman of the board and member of the executive committee of the Biotechnology Industry Organization (BIO).  He has also served on the Board of Overseers of the Robert Wood Johnson School of Medicine and on the Board of Trustees of The University of the Sciences in Philadelphia.  He was also previously a member of the Board of Directors of Pharmacyclics, Inc., a biopharmaceutical company focused on therapies for cancer.  He has a B.A. from Youngstown State University.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.5 billion, global operations in more than 20 countries, and more than 8,900 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.